Exhibit 99.1

For Immediate Release April 10, 2017	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES OFFERING OF $500 MILLION SENIOR UNSECURED NOTES

SANDUSKY, OHIO, April 10, 2017 – Cedar Fair, L.P. (NYSE: FUN) (the “Company” or “Cedar Fair”) today announced that it, together with its wholly owned subsidiaries Magnum Management Corporation (“Magnum”), Canada’s Wonderland Company (“Cedar Canada”) and Millennium Operations LLC (“Millennium” and, together with Magnum and Cedar Canada, the “Co-Issuers”), intends to commence a private offering of $500 million aggregate principal amount of senior unsecured notes due 2027 (the “Notes”). Obligations under the Notes will be guaranteed by the Company’s wholly-owned subsidiaries (other than the Co-Issuers).

The Company has finalized arrangements to refinance its existing credit facilities with new senior secured credit facilities, consisting of a $750 million seven-year term loan facility and a $275 million five-year revolving credit facility (the “New Credit Facilities”). The offering of the Notes is not conditioned upon completion of the New Credit Facilities and related refinancing.

The Company intends to use the net proceeds of the offering, together with borrowings under the New Credit Facilities, to redeem all of its 5.25% senior unsecured notes due 2021, as well as the redemption premium, accrued interest and transaction fees and expenses, to repay its existing senior secured term loan facility and any amounts outstanding under its existing senior secured revolving credit facility and for general corporate purposes. Completion of the offering is subject to, among other things, pricing and market conditions.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the Notes will not be registered under the Securities Act, and, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces Offering of $500 Million Senior

Unsecured Notes

April 10, 2017

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This news release does not constitute a notice of redemption with respect to the 5.25% senior unsecured notes due 2021.

About Cedar Fair

Cedar Fair, L.P. (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. You can identify forward-looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “could,” “propose,” “would,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016, and in the filings of the Company made from time to time with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233